As filed with the Securities and Exchange Commission on January 10, 2014

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BOVIE MEDICAL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	11-2644611
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

734 Walt Whitman Road
Melville, New York 11747
(631) 421-5452
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Andrew Makrides Chairman of the Board 734 Walt Whitman Road Melville, New York 11747 (631) 421-5452	Robert Gershon Chief Executive Officer 5115 Ulmerton Road Clearwater, Florida 33760 (727) 384-2323
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Adam P. Silvers, Esq.
Ron Ben-Bassat, Esq.
Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
East Tower, 15th Floor
Uniondale, New York  11556-1425
(516) 663-6519
______________________________
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or intent reinvestments plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount of Shares to be	Proposed Maximum Offering Price Per	Proposed Maximum Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee

Common Stock - $0.001 par value	9,275,000	$2.10	$19,477,500	$2,510

(1)
Pursuant to the terms of the Registration Rights Agreement dated as of December 13, 2013, by and among the Registrant and the investors party thereto, the Registrant is hereby registering the disposition of (i) 3,500,000 shares of its common stock issuable upon conversion of shares of Series A 6% Convertible Preferred Stock which were issued to such investors and (ii) 5,775,000 shares of its common stock issuable upon exercise of five and one-half-year warrants.  Pursuant to Rule 416, The securities registered also include such number of shares of common stock as may be issued pursuant to the anti-dilution and adjustment provisions of such securities provided in the warrants (stock splits, stock dividends or similar transactions).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457 (c) and 457 (g) of the Securities Act of 1933, and based on the average of the high and low sales prices of the common stock, as reported on the NYSE MKT Exchange on January 6, 2014.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THESE SECURITIES WILL NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY __, 2014

PROSPECTUS
BOVIE MEDICAL CORPORATION

9,275,000 Shares of Common Stock of Bovie Corporation

This prospectus relates to the resale by selling stockholders named in this prospectus or their pledgees, donees, transferees, or other successors in interest, of up to 3,500,000 shares of our common stock issuable upon conversion of shares of our Series A 6% Convertible Preferred Stock, which they acquired in a private placement transaction, and up to 5,775,000 shares of our common stock issuable upon the exercise of certain warrants held by them and the placement agent in the offering.  The securities registered also include a certain number of shares of common stock as may be issued pursuant to the anti-dilution and adjustment provisions of such securities provided in the warrants.  We will not receive any proceeds from any such sale of these Shares, however we may receive payment in cash upon exercise of warrants held by such selling stockholders.

Our common stock is listed on the NYSE MKT under the symbol “BVX.”  The last reported sale price of our common stock on January 6, 2014 was $2.10 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  YOU SHOULD READ THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND ALL OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THIS PROSPECTUS.

The shares of common stock may be offered by the selling stockholders in negotiated transactions, at either prevailing market prices or negotiated prices.  Each selling stockholder in its discretion may also offer the shares of common stock from time to time in ordinary brokerage transactions on the NYSE MKT or otherwise.  See our discussion in the “Plan of Distribution” section of this prospectus.

The selling stockholders and any brokers executing selling orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and commissions received by a broker executing selling orders may be deemed to be underwriting commissions under the Securities Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS JANUARY __, 2014

You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information.”

You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.”

SUMMARY

The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus.  This summary does not contain all the information you should consider before investing in our securities.  You should read the entire prospectus and the documents incorporated by reference in this prospectus carefully before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference herein is accurate as of any date other than the date on the front of this prospectus or the filing date of any document incorporated by reference, regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Our Company

Bovie Medical Corporation (“Company”, “Bovie”, “we”, “us”, or “our”) was incorporated in 1982, under the laws of the State of Delaware and has its principal executive office at 734 Walt Whitman Road, Melville, New York 11747.  Our website address is www.boviemedical.com. Information contained on our website is not a part of this prospectus.

We are actively engaged in the business of developing, manufacturing, marketing and distributing medical products and devices with a strong emphasis in electrosurgical generators and electrosurgical disposables. We sell a broad range of products designed for doctor’s offices, surgery centers and hospitals.

Aaron Medical Industries, Inc.

Aaron Medical Industries, Inc. is a wholly-owned subsidiary based in Clearwater, Florida. It is principally engaged in the business of marketing our medical products.

Business Strategy

We manufacture and market various medical products, both under private label and the Bovie brands (Bovie®, Aaron®, IDS™, and ICON™) to distributors worldwide. Additionally, Bovie has original equipment manufacturing (OEM) agreements with other medical device manufacturers. These OEM and private label arrangements and our use of the Bovie brands allow us to gain greater market share for the distribution of our products.

Among our goals is that we strive to be a leader in advanced electrosurgical generators which can be used in the different niche markets with minimally invasive surgical instruments as well as a pioneer in plasma technology and its various medical applications. In 2013 we continued the development of our new products Seal-N-Cut™, A1450™ generator, and additional devices for our J-Plasma™ product line.

We are continuing to make substantial investments in the development and marketing of our J-Plasma™ technology, which may adversely affect our profitability and cash flow in the next 12 to 24 months.  While we believe that these investments may generate additional revenues and profits in the future, there can be no assurance that J-Plasma™ will be successful or that such future revenues and profitability will be realized. Since June of 2010 through September 30, 2013, we have invested approximately $2.6 million in the development and marketing of our J-Plasma™ technology.

Company Products

We group our products into three main categories: electrosurgery, cauteries, and other products. Information regarding sales by product categories and related percentages can be found in our annual and quarterly reports filed with the SEC.

Electrosurgery Products

Electrosurgery is our largest product line and includes desiccators, generators, electrodes, electrosurgical pencils and various ancillary disposable products. These electrosurgical products are used during surgical procedures in gynecology, urology, plastic surgery, dermatology, veterinary, and other surgical markets for the cutting and coagulation of tissue. It is estimated that 80% of all surgical procedures performed worldwide are accomplished by electrosurgery. Our electrosurgery products fall under two categories, monopolar or bipolar. Monopolar products require the use of a grounding pad attached to the patient for the return of the electrical current, while bipolar products consist of two electrodes; one for the inbound current and one for the return current and therefore do not require the use of a grounding pad.

Cauteries

Battery Operated Cauteries

Battery operated cauteries constitute our second largest product line. Cauteries were originally designed for precise hemostasis (to stop bleeding) in ophthalmology. The current use of cauteries has been substantially expanded to include sculpting woven grafts in bypass surgery, vasectomies, evacuation of subungual hematoma (bleeding from a smashed fingernail) and for arresting bleeding in many types of surgery. Battery operated cauteries are primarily sterile one-time use products. We manufacture one of the broadest lines of cauteries in the world, including but not limited to, a line of replaceable battery and tip cauteries, which are popular in overseas markets.

Other Products

Battery Operated Medical Lights

We manufacture a variety of specialty lighting instruments for use in ophthalmology as well as specialty lighting instruments for general surgery, hip replacement surgery and for the placement of endotracheal tubes in emergency and surgical procedures. We also manufacture and market physicians’ office use penlights.

Nerve Locator Stimulator

We manufacture a nerve locator stimulator primarily used for identifying motor nerves in hand and facial reconstructive surgery. This instrument is a self-contained, battery-operated unit, individually packaged sterile, for one time use.

Research and Development and New Products

Our research and development activities are an essential component of our efforts to develop new innovative products for introduction in the marketplace. New and improved products play a critical role in our sales growth. We continue to place emphasis on the development of proprietary products and product improvements to complement and expand our existing product lines. We maintain close working relationships with physicians and medical personnel in hospitals and universities who assist in product research and areas of development. Our research and development activities are primarily carried out internally.

Our principal executive office is located at 734 Walt Whitman Road, Melville, NY 11747, and our telephone number is (631) 421-5452.  Our website address is www.boviemed.com.  Information contained on our website is not a part of this prospectus.

About This Offering

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 9,275,000 shares of common stock, including shares of common stock issuable upon conversion of shares of our Series A 6% Convertible Preferred Stock and upon the exercise of warrants issued in connection with a private placement in December 2013 (the “Offering”).  All of the shares, when sold, will be sold by these selling stockholders.  The selling stockholders may sell their shares of common stock from time to time at prevailing market prices.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.  However, we may receive the sale price of any common stock we issue to the selling stockholders upon exercise of the outstanding warrants.

Common Stock Offered:
Up to 9,275,000 shares of common stock, including up to (a) 3,500,000 shares of common stock issuable upon conversion of shares of our Series A 6% Convertible Preferred Stock, and (b) 5,775,000 shares of common stock (the “Warrant Shares”) issuable upon the exercise of common stock warrants which have an initial exercise price equal to $2.387 per share and expire on June 13, 2019. All of the warrants are held by accredited investors and, the issuance of any shares of common stock to these holders upon (i) a cash exercise of warrants shall be effected as a private offering in accordance with Section 4(2) of the Securities Act or (ii) a cashless exercise of warrants, shall be effected in accordance with Section 3(a)(9) of the Securities Act.

Common Stock Outstanding at January 6, 2014:	17,826,336

Use of Proceeds:
We will not receive any proceeds from the sale of the 9,275,000 shares of common stock subject to sale by the selling stockholders under this prospectus. However, we may receive up to an aggregate of approximately $13,784,925 from the exercise of the outstanding warrants issued in the Offering, assuming all warrants are exercised for cash. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants. Any net proceeds we receive from the selling stockholders through the exercise of warrants will be used to fund clinical and commercial development activities and for general corporate purposes.

Risk Factors:
An investment in the common stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

NYSE MKT Symbol:	BVX

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other risks listed under the heading "Risk Factors" in our filings with the SEC and incorporated by reference into this prospectus. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.  If any of these risks were to occur, our business, financial condition, or results of operations would likely suffer.  In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Industry

The medical device industry is highly competitive and we may be unable to compete effectively.

The medical device industry is highly competitive. Many competitors in this industry are well-established, do a substantially greater amount of business, and have greater financial resources and facilities than we do.

Domestically, we believe we rank third in the number of units sold in the field of electrosurgical generator manufacturing and we sell our products and compete with other manufacturers in various ways. In addition to advertising, attending trade shows and supporting our distribution channels, we strive to enhance product quality and functionality, improve user friendliness, and expand product exposure.

We have also invested substantial resources to develop our J-Plasma™ technology. If we are unable to gain acceptance in the marketplace of J-Plasma™, our business and results of operations may be materially and adversely affected. Since June of 2010 through September 30, 2013, we have invested approximately $2.6 million in the development and marketing of our J-Plasma™ technology.

We also compete by private labeling our products for major distributors under their label. This allows us to increase our position in the marketplace and thereby compete from two different approaches, our Aaron® or Bovie® label, and our customers’ private label. Our private label customers distribute our products under their name through their internal sales force. We believe our main competitors do not private label their products.

Lastly, at this time we sell the majority of our products through distributors. Many of the companies we compete with sell direct, thus competing directly with distributors they sometimes use.

Our main competitors in electrosurgical and accessory markets are Valleylab (a division of Covidien), Conmed and Erbe Electromedizine; in the battery operated cautery market is Medtronic Xomed, Inc.; and in the endoscopic instrumentation market is Ethicon and U.S. Surgical. Currently, we are the only company with helium based plasma products. However, there are other argon plasma competitors namely Conmed and Plasmajet, and other CO2 laser product competitors for our target market.  We believe our competitive position did not change in 2013.

Our industry is highly regulated by the U.S. Food and Drug Administration and international regulatory authorities, as well as other governmental, state and federal agencies which have substantial authority to establish criteria which must be complied with in order for us to continue in operation.

United States

Our products and research and development activities are subject to regulation by the FDA and other regulatory bodies. FDA regulations govern, among other things, the following activities:

·	Product development
·	Product testing
·	Product labeling
·	Product storage
·	Pre-market clearance or approval
·	Advertising and promotion
·	Product traceability, and
·	Product indications.

In the United States, medical devices are classified on the basis of control deemed necessary to reasonably ensure the safety and effectiveness of the device. Class I devices are subject to general controls. These controls include registration and listing, labeling, pre-market notification and adherence to the FDA Quality System Regulation. Class II devices are subject to general and special controls. Special controls include performance standards, post market surveillance, patient registries and FDA guidelines. Class III devices are those which must receive pre-market approval by the FDA to ensure their safety and effectiveness. Currently, we only manufacture Class I and Class II devices.  Pre-market notification clearance must be obtained for some Class I and most Class II devices when the FDA does not require pre-market approval. All of our products have been cleared by the pre-market notification process.

A pre-market approval application is required for most Class III devices. A pre-market approval application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device. The pre-market approval application typically includes:

·	Results of bench and laboratory tests, animal studies, and clinical studies
·	A complete description of the device and its components; and
·	A detailed description of the methods, facilities and controls used to manufacture the device, and proposed labeling.

The pre-market approval process can be expensive, uncertain and lengthy. A number of devices for which pre-market approval has been sought by other companies have never been approved for marketing.

International Regulation

To market products in the European Union, our products must bear the “CE” mark.  Manufacturers of medical devices bearing the CE mark have gone through a conformity assessment process that assures that products are manufactured in compliance with a recognized quality system and to comply with the European Medical Devices Directive.

Each device that bears a CE mark has an associated technical file that includes a description of the following:

·	Description of the device and its components,
·	A summary of how the device complies with the essential requirements of the medical devices directive,
·	Safety (risk assessment) and performance of the device,
·	Clinical evaluations with respect to the device,
·	Methods, facilities and quality controls used to manufacture the device, and
·	Proposed labeling for the device.

Manufacturing and distribution of a device is subject to ongoing surveillance by the appropriate regulatory body to ensure continued compliance with quality system and reporting requirements.

We began CE marking of devices for sale in the European Union in 1999. In addition to the requirement to CE mark, each member country of the European Union maintains the right to impose additional regulatory requirements.

Outside of the European Union, regulations vary significantly from country to country. The time required to obtain approval to market products may be longer or shorter than that required in the United States or the European Union. Certain European countries outside of the European Union do recognize and give effect to the CE mark certification. We are permitted to market and sell our products in those countries.

If we are unable to successfully introduce new products or fail to keep pace with competitive advances in technology, our business, financial condition and results of operations could be adversely affected. In addition, our research and development efforts rely upon investments and alliances, and we cannot guarantee that any previous or future investments or alliances will be successful.

Our research and development activities are an essential component of our efforts to develop new and innovative products for introduction in the marketplace. New and improved products play a critical role in our sales growth. We continue to place emphasis on the development of proprietary products, such as our J-Plasma™ technology,  and product improvements to complement and expand our existing product lines. We maintain close working relationships with physicians and medical personnel in hospitals and universities who assist in product research and areas of development. Our research and development activities are primarily conducted internally and are expensed as incurred. These expenses include direct expenses for wages, materials and services associated with the development of our products net of any reimbursements from customers. Research and development expenses do not include any portion of general and administrative expenses. Our Clearwater, Florida facility has been our flagship research and design location. We expect to continue making future investments to enable us to develop and market new technologies and products to further our strategic objectives and strengthen our existing business.  However, we cannot guarantee that any of our previous or future investments will be successful or that our new products such as J-Plasma™, will gain market acceptance, the failure of which would have a material adverse effect on our business and results of operations.

The amount expended by us on research and development of our products during the years 2012, 2011 and 2010, totaled approximately $1.3, $1.2, and $1.9 million respectively. During the past three years, we invested substantial resources in the development and marketing of our J-Plasma™ technology, including the ICON™ GS plasma system, Endoscopic Modular Instruments and accompanying new generators, and the Aaron 1450 generator. We have not incurred any direct costs relating to environmental regulations or requirements. For 2013, we expect the final amount of our expenditures for research and development activities to remain similar to the level in 2012.

Even if we are successful in developing and obtaining approval for our new product candidates, there are various circumstances that could prevent the successful commercialization of the products.

Our ability to successfully commercialize our products will depend on a number of factors, any of which could delay or prevent commercialization, including:

●	the regulatory approvals of our new products are delayed or we are required to conduct further research and development of our products prior to receiving regulatory approval;
●	we are unable to build a sales and marketing group to successfully launch and sell our new products;
●	we are unable to raise the additional funds needed to successfully develop and commercialize our products or acquire additional products for growth;
●	we are required to allocate available funds to litigation matters;
●	we are unable to manufacture the quantity of product needed in accordance with current good manufacturing practices to meet market demand, or at all;
●
our product is determined to be ineffective or unsafe following approval and is removed from the market or we are required to perform additional research and development to further prove the safety and effectiveness of the product before re-entry into the market;

●	competition from other products or technologies prevents or reduces market acceptance of our products;
●	we do not have and cannot obtain the intellectual property rights needed to manufacture or market our products without infringing on another company’s patents; or
●	we are unsuccessful in defending against patent infringement or other intellectual property rights, claims that could be brought against us, our products or technologies;

The failure to successfully acquire or develop and commercialize new products will adversely affect the future growth of our business, financial condition and results of operations.

Our international operations subject us to foreign currency fluctuations and other risks associated with operating in foreign countries.

We operate internationally and enter into transactions denominated in foreign currencies. To date, we have not hedged our exposure to changes in foreign currency exchange rates, and as a result, we are subject to foreign currency transaction and translation gains and losses. We purchase goods and services in U.S. dollars and Euros. Foreign exchange risk is managed primarily by satisfying foreign denominated expenditures with cash flows or assets denominated in the same currency therefore we are subject to some foreign currency fluctuation risk. Our currency value fluctuations were not material for 2013.

Our operations and cash flows may be adversely impacted by healthcare reform legislation.

The Patient Protection and Affordable Care Act and Health Care and Education Affordability Reconciliation Act were enacted into law in the U.S. in March 2010.  Among other initiatives, this legislation imposes a 2.3% excise tax on domestic sales of class I, II, and III medical devices beginning in 2013. Substantially all of our products are class I or class II medical devices. In the short term we do anticipate that this tax on medical devices will negatively affect our results of operations and cash flows by approximately $300,000 to $500,000 annually. However, since approximately 82% of our 2012 sales were derived in the U.S. we cannot predict if any additional regulations will be implemented at the federal or state level, or the effect of any future legislation or regulation in the U.S. or internationally.

Our operations may experience higher costs to produce our products as a result of changes in prices for oil, gasoline, and other commodities.

We use some plastics and other petroleum-based materials along with precious metals contained in electronic components as raw materials in many of our products. Prices of oil and gasoline also significantly affect our costs for freight and utilities. Oil, gasoline and precious metal prices are volatile and may increase, resulting in higher costs to produce and distribute our products. Due to the highly competitive nature of the healthcare industry and the cost-containment efforts of our customers we may be unable to pass along cost increases through higher prices. If we are unable to fully recover these costs through price increases or offset through other cost reductions, our results of operations could be materially and adversely affected.

Our manufacturing facilities are located in Clearwater, Florida and could be affected due to multiple risks from fire, hurricanes, physical changes in the planet due to climate change, and similar phenomena.

Our manufacturing facilities are located in Clearwater, Florida and could be affected by multiple weather risks, most notably hurricanes.  Although we carry property and casualty insurance and business interruption insurance, future possible disruptions of operations or damage to property, plant and equipment due to hurricanes or other weather risks could result in impaired production and affect our ability to meet our commitments to our customers and impair important business relationships, the loss of which could adversely affect our operations and profitability. We do however maintain a backup generator at our Clearwater facility and a disaster recovery plan is in place to help mitigate this risk.

We do not produce hazardous materials or emissions that would adversely impact the environment. We do however, have air conditioning units and consume electricity which could be impacted by climate change in the form of increased rates.  However, we do not believe the increase in expense from any rate increases, as a percentage of sales, would be material in the near term.

Risks related to global natural disasters (whether or not caused by climate change), unusual weather conditions, pandemic outbreaks, terrorist acts, and global political events

The occurrence of one or more natural disasters, such as hurricanes, tsunamis, fires, floods, and earthquakes (whether or not caused by climate change), unusual weather conditions, pandemic outbreaks, terrorist acts or disruptive global political events, such as civil unrest in countries in which our suppliers are located, or similar disruptions could impair our ability to purchase, receive, or replenish inventory which could result in lost sales and otherwise adversely and materially affect our operations and financial performance. These events also can have indirect consequences such as increases in fuel (or other energy) prices or a fuel shortage, or increases in the costs of insurance if they result in significant loss of property or other insurable damage.

Risks Relating to Our Business

We have historically do a substantial amount of business with certain original equipment manufacturers (“OEM”) which as a group have produced substantial revenues for our Company. Loss of business from a major OEM customer will likely adversely affect our business.

We manufacture the majority of our products on our premises in Clearwater, Florida. Labor-intensive sub-assemblies and labor-intensive products may be out-sourced to our specification. Although we sell through distributors, we market our products through national trade journal advertising, direct mail, distributor sales representatives and trade shows, under the Bovie name, the Bovie/Aaron name and private label. Major distributors include Cardinal Health, IMCO, McKesson Medical Surgical, Inc., Medline, NDC (Abco, Cida and Starline), Owens & Minor, and Physician Sales & Service. If any of these distributor relationships are terminated or not replaced, our revenue from the territories served by these distributors could be adversely affected.

We are also dependent on other OEM customers who have no legal obligation to purchase products from us. Should such customers fail to give us purchase orders for the product after development, our future business and value of related assets could be negatively affected. Furthermore, no assurance can be given that such customers will give sufficient high priority to our products. Finally, disagreements or disputes may arise between us and our customers, which could adversely affect production and sales of our products.

We rely on certain suppliers and manufacturers for raw materials and other products and are vulnerable to fluctuations in the availability and price of such products and services.

Fluctuations in the price, availability, and quality of the raw materials we use in our manufacturing could have a negative effect on our cost of sales and our ability to meet the demands of our customers. Inability to meet the demands of our customers could result in the loss of future sales. In addition, the costs to manufacture our products depend in part on the market prices of the raw materials used to produce them. We may not be able to pass along to our customers all or a portion of our higher costs of raw materials due to competitive and marketing pressures, which could decrease our earnings and profitability.

We also have collaborative arrangements with three key foreign suppliers under which we request the development of certain items and components and we purchase them pursuant to purchase orders. Our purchase order commitments are never more than one year in duration and are supported by orders from our customers. While we believe we could ultimately procure other sources for these components, should we experience any significant disruptions in this key supply chain, it could render us unable to meet the demands of our customers which as a result could adversely affect our earnings.

If we are unable to protect our patents or other proprietary rights, or if we infringe on the patents or other proprietary rights of others, our competitiveness and business prospects may be materially damaged.

We own 15 U.S. patents and 16 registered U.S. trademarks with some of our early patents nearing the expiration of their patent term. We also have several U.S. and international patent applications pending for various new products. We intend to continue to seek legal protection, primarily through patents, for our proprietary technology. Seeking patent protection is a lengthy and costly process, and there can be no assurance that patents will be issued from any pending applications, or that any claims allowed from existing or pending patents will be sufficiently broad or strong to protect our proprietary technology. There is also no guarantee that any patents we hold will not be challenged, invalidated or circumvented, or that the patent rights granted will provide competitive advantages to us. Our competitors have developed and may continue to develop and obtain patents for technologies that are similar or superior to our technologies. In addition, the laws of foreign jurisdictions in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent as do the laws of the United States.

Adverse outcomes in current or future legal disputes regarding patent and other intellectual property rights could result in the loss of our intellectual property rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties on terms that may not be reasonable or favorable to us, prevent us from manufacturing, importing or selling our products, or compel us to redesign our products to avoid infringing third parties’ intellectual property. As a result, our product offerings may be delayed, and we may be unable to meet customers’ requirements in a timely manner. Regardless of the merit of any related legal proceeding, we have incurred in the past and may be required to incur in the future substantial costs to prosecute, enforce or defend our intellectual property rights. Even in the absence of infringement by our products of third parties’ intellectual property rights, or litigation related to trade secrets, we have elected in the past and may in the future elect to enter into settlements to avoid the costs and risks of protracted litigation and the diversion of resources and management’s attention. However, if the terms of settlements entered into with certain of our competitors are not observed or enforced, we may suffer further costs and risks. Any of these circumstances could have a material adverse effect on our business, financial condition and resources or results of operations.

Our ability to develop intellectual property depends in large part on hiring, retaining and motivating highly qualified design and engineering staff with the knowledge and technical competence to advance our technology and productivity goals. To protect our trade secrets and proprietary information, generally we have entered into confidentiality agreements with our employees, as well as with consultants and other parties. If these agreements prove inadequate or are breached, our remedies may not be sufficient to cover our losses.

We have been and may in the future become subject to litigation proceedings that could materially and adversely affect our business.

Other Litigation

In addition to the litigation risks and proceedings mentioned below, we have recently been involved and may in the future become subject to legal claims or proceedings related to securities, employment, customer or third party contracts, environmental regulations, or other matters. The costs involved in defending these claims have been substantial, which have had an adverse effect on our profitability.  In addition, if other claims are asserted against us, we may be required to defend against such  claims, or deem it necessary or advisable to initiate a legal proceeding to protect our rights, the expense and distraction of such a claim or proceeding, whether or not resolved in our favor, could materially and adversely affect our business, financial condition and operating results. Further, if a claim or proceeding were resolved against us or if we were to settle any such dispute, we may be required to pay damages and costs or refrain from certain activities, any of which could have a material adverse impact on our business, financial condition and operating results.

Intellectual Property Litigation or Trade Secrets

We have experienced certain allegations of infringement of intellectual property rights and use of trade secrets in the past and may receive other such claims, with or without merit, in the future. Previously, claims of infringement of intellectual property rights have sometimes evolved into litigation against us, and they may continue to do so in the future. It is inherently difficult to assess the outcome of litigation. Although we believe we have had adequate defenses to these claims and that the outcome of the litigation will not have a material adverse impact on our business, financial condition, or results of operations, there can be no assurances that we will prevail. Any such litigation could result in substantial cost to us, significantly reduce our cash resources, and create a diversion of the efforts of our technical and management personnel, which could have an adverse effect on our business, financial condition and operating results. If we are unable to successfully defend against such claims, we could be prohibited from future sales of the allegedly infringing product or products, which could materially and adversely affect our future growth.

Product Liability Litigation

Although we carry liability insurance, due to the nature of our products and their use by professionals, we may, from time to time, be subject to litigation from persons who sustain injury during medical procedures in hospitals, physicians offices or in clinics and defending such litigation is expensive, disruptive, time consuming and could adversely affect our business. We currently maintain product liability insurance with combined coverage limits of $10 million on a claims-made basis. There is no assurance that this coverage will be adequate to protect us from any possible liabilities (individually or in the aggregate) we might incur in connection with the sale or testing of our products. In addition, we may need increased product liability coverage as additional products are commercialized. This insurance is expensive and in the future may not be available on acceptable terms, if at all.

Current challenges in the credit and capital markets may adversely affect our business and financial condition.

The economic conditions described below should also be considered when reviewing each of the subsequent paragraphs setting forth the various aspects of our business, operations, and products.

The continued global economic uncertainty and previous disruptions in credit markets, among other things, may materially limit credit availability in the credit and capital markets, lower levels of liquidity, cause increases in the rates of default and bankruptcy, and lower consumer and business spending. Although the ultimate outcome of these events cannot be predicted, they may have a material adverse effect on the Company and our ability to raise capital or borrow money in the credit markets and potentially to draw on our revolving credit facility or otherwise obtain financing.  Similarly, current or potential customers and suppliers may no longer be in business, may be unable to fund purchases or may decide to reduce purchases, all of which could lead to reduced demand for our products, reduced gross margins, and increased customer payment delays or defaults. Further, suppliers may not be able to supply us with needed raw materials on a timely basis, may increase prices or go out of business, which could result in our inability to meet customer demand in a timely manner or affect our gross margins. We are also limited in our ability to reduce costs to offset the results of a prolonged or severe economic downturn given certain fixed costs associated with our operations.

Our business is subject to the potential for defects or failures associated with our products which could lead to recalls or safety alerts and negative publicity.

Manufacturing flaws, component failures, design defects, off-label uses or inadequate disclosure of product-related information could result in an unsafe condition or the injury or death of a patient. These problems could lead to a recall of, or issuance of a safety alert relating to, our products and result in significant costs and negative publicity. Due to the strong name recognition of our brands, an adverse event involving one of our products could result in reduced market acceptance and demand for all products within that brand, and could harm our reputation and our ability to market our products in the future. In some circumstances, adverse events arising from or associated with the design, manufacture or marketing of our products could result in the suspension or delay of our current regulatory reviews of our applications for new product approvals. We also may undertake voluntarily to recall products or temporarily shut down certain production lines based on internal safety and quality monitoring and testing data. Any of the foregoing problems could disrupt our business and have a material adverse effect on our business, results of operations, financial condition and cash flows.

Divestitures of some of our operations or product lines may materially and adversely affect our business and results of operations.

We periodically evaluate the performance of our entire operations and we may sell, consolidate, or close a portion of our business or product lines. Any divestitures may result in significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on our business and results of operations. Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of our business and the potential loss of key employees. We may not be successful in managing these or any other significant risks that we encounter in divesting a business or product line.

We have incurred and may in the future incur impairments to goodwill or long-lived assets.

We review our long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Additionally, if in any period our stock price decreases to the point where our fair value, as determined by our market capitalization, is less than the book value of our assets, this could also indicate a potential impairment and we may be required to record an impairment charge in that period, which could adversely affect our results of operations.

Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely heavily on projections of future operating performance. We operate in highly competitive environments and projections of future operating results and cash flows may vary significantly from actual results. Additionally, if our analysis indicates potential impairment to goodwill or any other long-lived intangible asset, we may be required to record additional charges to earnings in our financial statements, which could negatively impact our results of operations.

Risks Related to Our Stock

The market price of our stock has been and may continue to be highly volatile.

Our common stock is listed on the NYSE MKT Market under the ticker symbol “BVX.”  The market price of our stock has been and may continue to be highly volatile, and announcements by us or by third parties may have a significant impact on our stock price. These announcements may include:

●	our listing status on the NYSE MKT Market;
●	our operating results falling below the expectations of public market analysts and investors;
●	developments in our relationships with or developments affecting our major customers;
●	negative regulatory action or regulatory non-approval with respect to our new products;
●	government regulation, governmental investigations, or audits related to us or to our products;
●	developments related to our patents or other proprietary rights or those of our competitors; and
●	changes in the position of securities analysts with respect to our stock.

The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for the medical technology sector companies, and which have often been unrelated to their operating performance.  These broad market fluctuations may adversely affect the market price of our common stock.

Historically, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock.  If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit.  The lawsuit could also divert the time and attention of our management.

In addition, future sales by existing stockholders or any new stockholders receiving our shares in any financing transaction may lower the price of our common stock, which could result in losses to our stockholders.  Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities. Substantially all of our common stock is freely tradable in the public market without restriction under the Securities Act, unless these shares are held by our “affiliates”, as that term is defined in Rule 144 under the Securities Act.

We have no present intention to pay dividends on our common stock and, even if we change that policy, we may be unable to pay dividends on our common stock.

We currently do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and invest in our business. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant.

If we change that policy and commence paying dividends, we will not be obligated to continue paying those dividends and our shareholders will not be guaranteed, or have contractual or other rights, to receive dividends. If we commence paying dividends in the future, our board of directors may decide, in its discretion, at any time, to decrease the amount of dividends, otherwise modify or repeal the dividend policy or discontinue entirely the payment of dividends. Under the Ohio law, our board of directors may not authorize the payment of a dividend unless it is either paid out of our statutory surplus.

The low trading volume of our common stock may adversely affect the price of our shares.

Although our common stock is listed on the New York Stock Exchange, our common stock has experienced low trading volume. Limited trading volume may subject our common stock to greater price volatility and may make it difficult for investors to sell shares at a price that is attractive to them.

We may in the future seek to raise funds through equity offerings, which could have a dilutive effect on our common stock.

In the future we may determine to raise capital through offerings of our common stock, securities convertible into our common stock or rights to acquire these securities or our common stock. For instance, we are authorized to issue up to 40,000,000 shares of common stock and up to 10,000,000 shares of preferred stock, of which 3,500,000 shares have been designated as Series A 6% Convertible Preferred Stock.  The result of sales of such securities, or the conversion of the Series A 6% Convertible Preferred Stock into shares of common stock, would ultimately be dilutive to our common stock by increasing the number of shares outstanding. We cannot predict the effect this dilution may have on the price of our common stock.  In addition, the shares of preferred stock may have rights which are senior or superior to those of the common stock, such as rights relating to voting, the payment of dividends, redemption or liquidation.

Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to issue equity securities in the future at a time and at a price that we deem appropriate. As of January 6, 2014, we had approximately 17,826,336 shares of common stock outstanding, of which approximately 93.5% were freely tradable on the NYSE MKT. After giving effect to this offering nearly all of our shares of common stock outstanding will be freely tradable on the NYSE MKT, although certain shares held by affiliates which are not included in this prospectus may be subject to limitations on the volume of permitted sales at any one time in accordance with Securities and Exchange Commission Rule 144.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described or incorporated by reference in “Risk Factors” below. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.  In addition, our past results are not necessarily indicative of future results, thus, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

The shares of common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling stockholders or their transferees.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.  We will, however, receive the proceeds of any cash exercises of warrants which, if received, would be used to fund clinical and commercial development activities and for general corporate purposes.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those that are issuable to the selling stockholders upon (a) conversion of the shares of Series A 6% Convertible Preferred Stock issued to them, and (b) exercise of the Warrants. For additional information regarding the issuance of the shares of common stock and the warrants, see “Private Placement of Preferred Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Preferred Stock and the Warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock and warrants, as of January 6, 2014, assuming exercise of the warrants held by each such selling stockholder on that date, but not taking into account of any limitations on exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on exercise of the warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the shares of common stock and the warrants, this prospectus generally covers the resale of the sum of (i) shares of common stock which are issuable upon conversion of the shares of Preferred Stock that have been issued to the selling stockholders and (ii) number of shares of common stock issuable upon exercise of the Warrants, determined as if the outstanding warrants were exercised in full (without regard to any limitations on exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.985% (as applicable). The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Beneficial Ownership Before Offering				Total Shares Offered By Selling Stockholder		Beneficial Ownership After Offering
Selling Stockholder	Shares		Percent				Shares (1)	Percent (1)
Biomedical Value Fund, L.P. (2)	4,090460	(3)	15.09	% (3)	4,090,460	(3)	0	0%
Biomedical Institutional Value Fund, L.P. (2)	1,063,092	(4)	3.92%		1,063,092	(4)	0	0%
Biomedical Offshore Value Fund, Ltd. (2)	2,312,565	(5)	8.53%		2,312,565	(5)	0	0%
WS Investments II, LLC (2)	156,148	(6)	*		156,148	(6)	0	0%
David J. Morrison (2)	43,375	(7)	*		43,375	(7)	0	0%
Class D Series of GEF-PS, L.P. (2)	1,084,360	(8)	4.00%		1,084,360	(8)	0	0%
Gilford Securities Incorporated (10)	525,000	(10)	1.94%		525,000	(10)	0	0%

*	Less than 1% of the outstanding Shares of common stock.

(1)
Assumes that all the shares of the selling stockholders covered by this prospectus are sold, and that the selling stockholders do not acquire any additional shares of common stock before the completion of this offering. However, as each selling stockholder can offer all, some or none of its common stock, no definitive estimate can be given as to the number of shares that any selling stockholder will ultimately offer or sell under this prospectus.

(2)
Great Point Partners, LLC (“Great Point”) is the investment manager of each of Biomedical Institutional Value Fund, L.P., Biomedical Offshore Value Fund, Ltd., Biomedical Value Fund, L.P., Class D Series of GEF-PS, L.P., David J. Morrison and WS Investments II, LLC (collectively, the "Great Point Selling Stockholders"), and has the power to vote or dispose of the shares listed above. Each of Dr. Jeffrey R. Jay, M.D. (“Dr. Jay”), as senior managing member of Great Point, and Mr. David Kroin (“Mr. Kroin”), as special managing member of Great Point, has voting and investment power with respect to the shares owned by each of the Great Point Selling Stockholders. Each of Great Point, Dr. Jay and Mr. Kroin disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address for the Great Point Selling Stockholders is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(3)	Consists of 1,636,184 shares issuable upon conversion of preferred stock and 2,454,276 shares issuable upon the exercise of warrants.

(4)	Consists of 425,237 shares issuable upon the conversion of preferred stock and 637,855 shares issuable upon the exercise of warrants.

(5)	Consists of 925,026 shares issuable upon the conversion of preferred stock and 1,387,539 shares issuable upon the exercise of warrants.

(6)	Consists of 62,459 shares issuable upon the conversion of preferred stock and 93,689 shares issuable upon the exercise of warrants.

(7)	Consists of 17,350 shares issuable upon the conversion of preferred stock and 26,025 shares issuable upon the exercise of warrants.

(8)	Consists of 433,744 shares issuable upon the conversion of preferred stock and 650,616 shares issuable upon the exercise of warrants.

(9)	Robert A. Maley, President of Gilford Securities Incorporated, has voting and investment control over the shares held by the selling stockholder.

(10)	Consists of 525,000 shares issuable upon the exercise of warrants.

PLAN OF DISTRIBUTION

We are registering the shares of common stock that (a) are issuable upon conversion of the shares of Preferred Stock, have been issued to the selling stockholders, and (b) the shares of common stock that are issuable upon exercise of the Warrants, to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Shareholders may also, to the extent permitted under Rule 105 of Regulation M, sell shares of their common stock short and deliver these securities to close out their short positions, or loan or pledge shares of their common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  In no event shall any broker-dealer receive fees, commissions and markups, other than in connection with the closing of the securities purchase agreements by and between various Selling Stockholders and the Company, which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities however, a Selling Stockholder will pay all underwriting discounts and commissions, if any.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The Company agreed to keep a Registration Statement effective until the later of (i) December 13, 2016, (ii) the date on which the Registrable Securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (iii) the date on which all of the Registrable Securities have been sold pursuant to a Registration Statement  or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person.  The Company will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of securities offered hereby will be passed upon for us by Ruskin Moscou Faltischek, P.C., of Uniondale, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Bovie Medical Corporation’s Annual Report on Form l0-K for the year ended December 31, 2012 have been audited by Kingery & Crouse, P.A, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 205409.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede the information in this prospectus.  We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed and all securities are sold:

•	Our Current Report on Form 8-K filed with the SEC on December 16, 2013;

•	Our Current Report on Form 8-K filed with the SEC on November 27, 2013;

•	Our quarterly report on Form 10-Q for the quarterly period ended September 30, 2013 filed with the SEC on November 14, 2013;

•	Our Current Report on Form 8-K filed with the SEC on October 28, 2013;

•	Our Current Report on Form 8-K filed with the SEC on September 25, 2013;

•
Our quarterly report on Form 10-Q for the quarterly period ended June 30, 2013 filed with the SEC on August 14, 2013, and as further amended on our quarterly report on Form 10-Q/A for the quarterly period ended June 30, 2013 filed with the SEC on September 25, 2013;

•	Our Current Report on Form 8-K filed with the SEC on August 13, 2013;

•	Our Current Report on Form 8-K filed with the SEC on July 17, 2013;

•	Our Definitive Proxy Statement with respect to the 2013 Annual Meeting of Stockholders held on July 16, 2013, as filed with the SEC on May 31, 2013;

•	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the SEC on May 15, 2013;

•	Our Current Report on Form 8-K filed with the SEC on April 23, 2013; and

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on April 1, 2013.

Upon request, Bovie will provide, free of charge, to each person to whom a prospectus is delivered, including a beneficial owner, a copy of any or all information that has been incorporated by reference in the prospectus but not delivered with the prospectus.  Any such request may be made orally or in writing to Bovie Medical Corporation, 5115 Ulmerton Rd. Clearwater, Florida 33760, Attention:  Gary Pickett, CFO, Tel. No.:  (727) 803-8593.

9,275,000 Shares
Common Stock

BOVIE MEDICAL CORPORATION

PROSPECTUS
January __, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated costs and expenses of the sales and distribution of the securities being registered, all of which are being borne by us.

SEC registration fee	$2,510.00
Accounting fees and expenses	10,000.00
Legal fees and expenses	15,000.00
Miscellaneous expenses	2,000.00

Total	$29,510.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“DGCL”) states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law.  In addition, the employment agreements which we have with certain of our executive officers contain indemnification agreements which require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature).

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the DGCL. We currently maintain and intend to maintain for the foreseeable future director and officer liability insurance on behalf of our directors and officers.

ITEM 16. EXHIBITS

The following documents are filed as part of this Registration Statement:

Exhibit Number	Exhibit
3.1
Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock (Incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed December 16, 2013).

4.1
Form of Warrant to Purchase Common Stock issued to investors under the Securities Purchase Agreement dated December 13, 2013 (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed December 16, 2013).

4.2	Form of Warrant to Purchase Common Stock issued to Gilford Securities Incorporated (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed December 16, 2013).

5.1	Opinion of Ruskin Moscou Faltischek, P.C.

10.1
Securities Purchase Agreement, dated December 13, 2013, by and among Bovie Medical Corporation and the investors listed on the signature pages thereto attached thereto (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed December 16, 2013).

10.2
Registration Rights Agreement by and among Bovie Medical Corporation and the investors listed on the signature pages thereto (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed December 16, 2013).

23.1	Consent of Ruskin Moscou Faltischek, P.C. (contained in Exhibit 5.1)

23.2	Consent of Kingery & Crouse, P.A.

ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser:

(i)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greenwich, State of Connecticut on January 10, 2014.

BOVIE MEDICAL CORPORATION

Date: January 10, 2014	By:	/s/ Robert Gershon
Robert Gershon
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Robert Gershon as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Gershon	Chief Executive Officer and Director	January 10, 2014
Robert Gershon

/s/ Andrew Makrides	Chairman of the Board	January 10, 2014
Andrew Makrides

/s/ Gary Pickett	Chief Financial Officer (Principal Financial Officer)	January 10, 2014
Gary Pickett

/s/ Ian Sheffield	Director	January 10, 2014
Ian Sheffield

/s/ J. Robert Saron	President, Chief Sales and Marking Officer and Director	January 10, 2014
J. Robert Saron

/s/ Michael Norman	Director	January 10, 2014
Michael Norman

/s/ Lawrence J. Waldman	Director	January 10, 2014
Lawrence J. Waldman

/s/ Michael Geraghty	Director	January 10, 2014
Michael Geraghty